Exhibit 99.1

Saia Reports Second Quarter Earnings per Share of $0.53

Revenues rose 12.9% on 6.9% LTL tonnage growth

JOHNS CREEK, GA. – July 30, 2014 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistics services, today reported second quarter 2014 results. Despite favorable tonnage trends and improving yield, the operating results were negatively impacted by adverse claims and insurance experience.

Second Quarter 2014 Compared to Second Quarter 2013 Results

•	Revenues were $330 million, an increase of 12.9%

•	LTL tonnage increased 6.9% as LTL shipments were up 5.5% with a 1.4% increase in weight per shipment

•	Operating income decreased to $22.7 million compared to $23.3 million

•	Operating ratio was 93.1 compared to 92.0

•	Diluted earnings per share were $0.53 compared to $0.54

•	Claims and insurance expense was $8.3 million higher than the second quarter last year due primarily to accident severity.

“The higher accident severity in the second quarter masked the strong tonnage growth and favorable pricing trends that we achieved. LTL yield improved 4.9%, reflective of our customers’ recognition of the value proposition Saia provides,” said Saia President and Chief Executive Officer, Rick O’Dell.

“The 12.9% second quarter revenue increase was the highest that we have achieved at Saia in seven years. The top line growth driven by last year’s investment in sales and marketing resources coupled with effective yield management provided the opportunity to overcome a capacity constrained environment which significantly increased costs for driver recruiting, training and purchased transportation. This revenue momentum combined with our focus on service and operational excellence positions Saia well to capitalize on the unique market dynamics we are currently experiencing to improve customer and shareholder value in the future,” O’Dell added.

Financial Position and Capital Expenditures

Total debt was $95.7 million at June 30, 2014 resulting in net debt to total capital of 22.1%. This compares to total debt of $99.0 million and net debt to total capital of 25.5% at the end of last year’s second quarter.

Saia, Inc. Second Quarter 2014 Results

Net capital expenditures in the first half of 2014 were $67 million compared to $71 million in the first half of 2013. The Company currently projects net capital expenditures for the full year of approximately $110 million. In July, Saia began taking delivery of some of the 800 additional linehaul trailers that will be put in service this year and provide additional capacity.

Conference Call

Management will hold a conference call to discuss quarterly results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 888-427-9376 or 719-457-2085 referencing conference ID #6869513. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saiacorp.com. A replay of the call will be offered two hours after the completion of the call through August 5, 2014 at 2:00 p.m. Eastern Time. The replay will be available by dialing 1-888-203-1112 or 719-457-0820.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 147 terminals in 34 states. For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; integration risks; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

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Saia, Inc. Second Quarter 2014 Results

CONTACT:	Saia, Inc.
Doug Col
dcol@saia.com
678.542.3910

Saia, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,788	$159
Accounts receivable, net	148,850	117,937
Prepaid expenses and other	43,877	52,157

Total current assets	194,515	170,253

PROPERTY AND EQUIPMENT:
Cost	863,193	797,527
Less: accumulated depreciation	389,041	365,301

Net property and equipment	474,152	432,226
OTHER ASSETS	14,024	14,322

Total assets	$682,691	$616,801

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$62,885	$50,799
Wages and employees’ benefits	34,502	35,248
Other current liabilities	48,922	47,667
Current portion of long-term debt	7,143	7,143

Total current liabilities	153,452	140,857

OTHER LIABILITIES:
Long-term debt, less current portion	88,597	69,740
Deferred income taxes	68,472	69,916
Claims, insurance and other	41,932	31,496

Total other liabilities	199,001	171,152

STOCKHOLDERS’ EQUITY:
Common stock	25	24
Additional paid-in capital	216,926	213,648
Deferred compensation trust	(2,223)	(2,246)
Retained earnings	115,510	93,366

Total stockholders’ equity	330,238	304,792

Total liabilities and stockholders’ equity	$682,691	$616,801

Saia, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Quarters and Six Months Ended June 30, 2014 and 2013

(Amounts in thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months
	2014	2013	2014	2013
OPERATING REVENUE	$330,399	$292,557	$630,129	$566,352

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	160,204	144,309	310,426	281,163
Purchased transportation	27,926	19,338	49,917	36,109
Fuel, operating expenses and supplies	81,276	78,154	161,235	157,156
Operating taxes and licenses	8,993	9,330	17,968	18,909
Claims and insurance	14,177	5,883	23,695	11,478
Depreciation and amortization	15,087	12,386	28,928	24,020
Operating gains, net	(5)	(102)	(12)	(274)

Total operating expenses	307,658	269,298	592,157	528,561

OPERATING INCOME	22,741	23,259	37,972	37,791

NONOPERATING EXPENSES:
Interest expense	1,177	1,618	2,493	3,146
Other, net	(35)	(29)	(65)	(95)

Nonoperating expenses, net	1,142	1,589	2,428	3,051

INCOME BEFORE INCOME TAXES	21,599	21,670	35,544	34,740
Income tax expense	8,031	8,170	13,400	12,085

NET INCOME	$13,568	$13,500	$22,144	$22,655

Average common shares outstanding - basic	24,484	24,163	24,434	24,073

Average common shares outstanding - diluted	25,447	25,218	25,396	25,123

Basic earnings per share	$0.55	$0.56	$0.91	$0.94

Diluted earnings per share	$0.53	$0.54	$0.87	$0.90

Saia, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2014 and 2013

(Amounts in thousands)

(Unaudited)

	Six Months
	2014	2013
OPERATING ACTIVITIES:
Net cash provided by operating activities	$46,875	$31,982

Net cash provided by operating activities	46,875	31,982

INVESTING ACTIVITIES:
Acquisition of property and equipment	(67,077)	(72,092)
Proceeds from disposal of property and equipment	421	1,273

Net cash used in investing activities	(66,656)	(70,819)

FINANCING ACTIVITIES:
Repayment of long-term debt	(3,571)	(11,071)
Borrowings of revolving credit agreement, net	22,422	49,386
Proceeds from stock option exercises	2,559	3,659
Other financing activities	—	(586)

Net cash provided by financing activities	21,410	41,388

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,629	2,551
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	159	321

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,788	$2,872

Saia, Inc. and Subsidiaries

Financial Information

For the Quarters Ended June 30, 2014 and 2013

(Unaudited)

					Second Quarter
		Second Quarter		%	Amount/Workday		%
		2014	2013	Change	2014	2013	Change
Workdays					64	64

Operating Ratio (1)		93.1%	92.0%

Tonnage (2)	LTL	1,021	955	6.9	15.96	14.92	6.9
	TL	228	178	28.1	3.56	2.78	28.1

Shipments (2)	LTL	1,732	1,642	5.5	27.07	25.65	5.5
	TL	33	26	25.9	0.51	0.40	25.9

Revenue/cwt. (3)	LTL	$14.85	$14.16	4.9
	TL	$5.70	$5.84	(2.4)

Revenue/shipment (3)	LTL	$175.09	$164.68	6.3
	TL	$798.13	$804.16	(0.7)

Pounds/shipment	LTL	1,179	1,163	1.4
	TL	14,000	13,763	1.7

Length of Haul		759	743	2.2

(1)	The operating ratio is the calculation of operating expenses divided by operating revenue.
(2)	In thousands
(3)	Revenue does not include the adjustment required for financial statement purposes in accordance with the Company’s revenue recognition policy and other revenue.